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THE PREMCOR REFINING GROUP INC. AND SUBSIDIARIES                                                                          Exhibit 12
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)



                                                                            For the year ended December 31,
                                                             -----------------------------------------------------------
                                                                1998         1999        2000         2001        2002
                                                             -----------------------------------------------------------
Earnings Available for Fixed Charges
        Pretax earnings (loss) from continuing operations
           before minority interest                            $ (48.9)     $ (64.6)     $ 82.2      $ 244.7    $(189.4)
        Fixed charges                                             65.6        110.9       145.3        154.1      116.0
        Amortization of capitalized interest                       0.1          0.2         0.8          3.4        3.1
        Capitalized interest                                      (3.0)       (22.8)      (62.1)        (5.3)      (6.7)
        Other (1)                                                  0.5            -        (0.2)           -          -
                                                             -----------------------------------------------------------
                                                                $ 14.3       $ 23.7     $ 166.0      $ 396.9    $ (77.0)
                                                             ===========================================================

Fixed Charges
      Interest expense                                          $ 61.4       $ 89.2     $ 129.9      $ 129.8    $  92.2
      Financing costs                                              2.4         17.5        12.1         15.4       13.3
      Interest factor attributable to rent expense                 1.8          4.2         3.3          8.9       10.5
                                                             -----------------------------------------------------------
                                                                $ 65.6      $ 110.9     $ 145.3      $ 154.1    $ 116.0
                                                             ===========================================================

Ratio of Earnings to Fixed Charges(2)                             n/a          n/a         1.14         2.58       n/a

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      (1) Represents adjustments to reflect only distributed earnings of investments accounted for under the equity method.

      (2) Earnings were insufficient to cover fixed charges by $51.3 million, $87.2 million, and $193.0 million for the years ended December 31, 1998, 1999, and 2002, respectively.